                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                          YANKEE ENERGY SYSTEM, INC.


                                      AND


                              NORTHEAST UTILITIES



                           dated as of June 14, 1999
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     AGREEMENT AND PLAN OF MERGER, dated as of June 14, 1999 (this "Agreement"), between Yankee Energy System, Inc., a Connecticut corporation (the "Company") and Northeast Utilities, a Massachusetts business trust ("Parent").

     WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;

     WHEREAS, the Board of Directors of the Company and the Board of Trustees of Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of the Company with and into Merger Sub, a Connecticut corporation to be formed by Parent prior to Closing (as defined below) as a wholly-owned subsidiary of Parent ("Merger Sub"); and

     WHEREAS, it is intended that the Merger (as defined below) shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                  THE MERGER
                                  ----------

     Section 1.01  THE MERGER.
                   ----------

     Upon the terms and subject to the conditions of this Agreement:

     At the Effective Time (as defined in Section 1.03), the Company shall be merged with and into Merger Sub (the "Merger") in accordance with the laws of the State of Connecticut. Merger Sub shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Connecticut. The effects and the consequences of the Merger shall be as set forth in Section 1.02. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to Merger Sub in its capacity as the surviving corporation in the Merger.

     Section 1.02  EFFECTS OF THE MERGER. At the Effective Time, (i) the
                   ---------------------
certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that the name of the Surviving Corporation shall be "Yankee Energy System, Inc.," and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law,
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the certificate of incorporation of the Surviving Corporation and such by-laws.
Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 33-820 of the Connecticut Business Corporation Act (the "CBCA").

     Section 1.03  EFFECTIVE TIME OF THE MERGER. On the Closing Date (as defined
                   ----------------------------
in Section 3.01), with respect to the Merger, a certificate of merger complying with Section 33-819 of the CBCA (the "Certificate of Merger") shall be delivered to the Secretary of the State of Connecticut for filing. The Merger shall become effective upon the filing of the Certificate of Merger, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective Time").

     Section 1.04  DIRECTORS.  The directors of Merger Sub immediately prior to
                   ---------
the Effective Time and those persons listed in Section 1.04(a) of the Parent Disclosure Schedule (as defined in Section 7.06(i)) shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA. In addition, in accordance with the Declaration of Trust of Parent (the "Declaration of Trust"), the Board of Trustees of Parent shall take such action as may be necessary to cause, at the next regularly scheduled annual meeting of the shareholders of Parent, an increase of at least two in the number of trustees authorized to serve as trustees on the Board of Trustees of Parent and shall, as soon as practicable after the Effective Time, elect as trustees, two directors of the Company designated by the Parent and reasonably acceptable to the Company.

     Section 1.05  OFFICERS.  The officers of the Company immediately prior to
                   --------
the Effective Time shall be the initial officers of, and shall hold the same positions with, the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.

     Section 1.06  MERGER SUB.  Parent shall cause Merger Sub to be formed prior
                   ----------
to the Closing Date as a wholly-owned subsidiary of Parent and to fulfill the obligations of Merger Sub provided herein.

                                  ARTICLE II

                              TREATMENT OF SHARES
                              -------------------

     Section 2.01  EFFECT OF THE MERGER ON CAPITAL STOCK.  At the Effective
                   -------------------------------------
Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

          (a)  Shares of Merger Sub Stock.  Each share of common stock, no par
               --------------------------
value, of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding unchanged by reason of

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the Merger as one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

          (b)  Cancellation of Certain Company Common Stock. Each share of
               --------------------------------------------
common stock, par value $5.00 per share, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)  Conversion of Company Common Stock. Subject to the provisions of
               ----------------------------------
this Section 2.01, each share of Company Common Stock, other than Dissenting Shares (as defined in Section 2.01(n)) and shares canceled pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $45.00 in cash (as such amount may be adjusted in accordance with Section 2.01(o) hereof, the "Cash Consideration") or (ii) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration") or (iii) the right to receive a combination of cash and shares of Parent Common Stock determined in accordance with this Section (the "Mixed Consideration"). The "Exchange Ratio" shall be equal to the Cash Consideration divided by the Parent Share Price (as defined below). The "Parent Share Price" shall be equal to the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

          (d)  Cash Election.  Subject to the immediately following sentence,
               -------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a "Cash Election"). Notwithstanding the foregoing and subject to Section 2.01(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash in the Merger (the "Cash Election Number") will be 55% of the total number of shares of Company Common Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of shares of Company Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

          (e)  Cash Election Shares. If the aggregate number of shares of
               --------------------
Company Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction (the "Cash Fraction"), the numerator of which shall be

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the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio and (b) a fraction equal to one minus the Cash Fraction.

          (f)  Stock Election.  Subject to the immediately following sentence,
               --------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for all or any part of such holder's shares of Company Common Stock (a "Stock Election"). Notwithstanding the foregoing and subject to Section 2.01(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger (the "Stock Election Number") shall be 45% of the total number of shares of Company Common Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time. Stock Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

          (g)  Stock Election Shares.  If the aggregate number of shares of
               ---------------------
Company Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (a) the Exchange Ratio and (b) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and
(ii) an amount in cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction equal to one minus the Stock Fraction.

          (h)  Mixed Election.   Subject to the immediately following sentence,
               --------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "Mixed Election" and, collectively with Stock Election and Cash Election, the "Election"). Mixed Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 2.01(d), (e) and
(l), and the shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 2.01(f), (g) and (l).

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          (i)  Form of Election.  To be effective, a Form of Election must be
               ----------------
properly completed, signed and submitted to Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the certificates representing the shares of Company Common Stock ("Company Certificates") as to which the election is being made (or by an appropriate guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters shall be conclusive and binding. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this Section 2.01, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

          (j)  Deemed Non-Election.  For the purposes hereof, a holder of shares
               -------------------
of Company Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section 2.01(k)) (the "No Election Shares") shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares may be treated by the Company, in its sole discretion, as Cash Election Shares or Stock Election Shares.

          (k)  Election Deadline.  Parent and the Company shall each use its
               -----------------
best efforts to cause copies of the Form of Election to be mailed to the record holders of Company Common Stock not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of Company Common Stock subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the second day after the Effective Time, unless extended by the Company (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

          (l)  Adjustment Per Tax Opinion.  Notwithstanding anything in this
               --------------------------
Article II to the contrary (other than the last sentence of Section 2.01(m)), the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall be not less than that number which would cause the ratio of (i) the closing price per share of Parent Common Stock on the Closing Date times the aggregate number of shares of Parent Common Stock to be issued as Stock Consideration pursuant to Section 2.01(c), to (ii) the sum of (v) the amount set forth in the preceding clause (i) plus (w) the aggregate Cash Consideration to be issued pursuant

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to Section 2.01(c) plus (x) the number of Dissenting Shares times the per share fair value of such shares determined pursuant to Section 2.01(n) of this Agreement or, if such fair value has not been determined as of the date the calculation required by this Section 2.01(l) is required to be made, then times the per share Cash Consideration, plus (y) any other amounts paid by the Company (or any affiliate thereof) to, or on behalf of, any Company shareholder in connection with the sale, redemption or other disposition of any Company stock in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e) plus (z) any extraordinary dividend distributed by the Company prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), to be 45%. To the extent the application of this Section 2.01(l) results in the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger being increased, the number of such shares to be converted into the right to receive the Cash Consideration will be decreased.

          (m)  Anti-Dilution Provisions.  In the event Parent (i) changes (or
               ------------------------
establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause
(i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration (as defined in Section 2.02(b)) shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock and (subject to the satisfaction of the condition set forth in Section 8.03(f)) the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

          (n)  Dissenting Shares.  Each outstanding share of Company Common
               -----------------
Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration (as defined below), and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the Business Corporation Law of the State of Connecticut, shall be deemed to be converted into, as of the Effective Time, the right to receive cash pursuant to Section

2.01(c) in the same manner as if such shares were Cash Election Shares. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

          (o) Adjustment in Amount of Cash Consideration.  In the event that the
              ------------------------------------------
Closing Date shall not have occurred on or prior to the date that is the six (6) month anniversary of the date on which the Company Shareholders' Approval (as defined in Section 4.13) is obtained (the "Adjustment Date"), the Cash Consideration shall be increased, for each day after the Adjustment Date up to and including the day which is one day prior to the earlier of the Closing Date or the Extended Termination Date (as defined in Section 9.01(b)), by an amount equal to $0.005.

     Section 2.02  EXCHANGE OF CERTIFICATES. (a)  Deposit with Exchange Agent.
                   ------------------------       ---------------------------
As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company an amount of cash and certificates representing shares of Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Stock and cash in accordance with Section 2.01(c).

          (b) Exchange and Payment Procedures.  As soon as practicable after the
              -------------------------------
Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a certificate or certificates representing shares of Company Common Stock (the "Certificates") that have been converted pursuant to Section 2.01: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and
(ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 2.01. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock (the "Parent Shares") into which the shares of Company Common Stock previously represented by such Certificate are converted in accordance with Section 2.01(c), (ii) the cash to which such holder is entitled in accordance with Section 2.01(c), and (iii) the cash in lieu of fractional Parent Shares to which such holder has the right to receive pursuant to Section 2.02(d) (the shares of Parent Common Stock and cash described in clauses (i), (ii) and (iii) above being referred to collectively as the "Merger Consideration"). In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid.

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Until surrendered as contemplated by this Section 2.02, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.02. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or
              ------------------------------------------------
other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

          (d)  No Fractional Securities.  In lieu of any such fractional
               ------------------------
securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Parent Common Shares"). The Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Parent Common Shares at the prevailing prices on the New York Stock Exchange (the "NYSE"); provided, however, that neither Parent nor any person related to Parent within the meaning of Treasury Regulations Section 1.368-1(c)(2) shall be permitted to acquire, directly or indirectly, any such Excess Parent Common Shares. The sales of the Excess Parent Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

          (e)  Closing of Transfer Books.  If, after the Effective Time,
               -------------------------
Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing the appropriate number of Parent Shares and the appropriate amount of cash as provided in Section 2.01 and in this Section 2.02.

          (f)  Termination of Exchange Agent.  Any certificates representing
               -----------------------------
Parent Shares deposited with the Exchange Agent pursuant to Section 2.02(a) and not exchanged within six months after the Effective Time pursuant to this
Section 2.02 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

          (g)  Escheat.  The Company shall not be liable to any person for such
               -------
shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)  Withholding Rights.  Each of the Surviving Corporation and Parent
               ------------------
shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.


                                  ARTICLE III

                                  THE CLOSING
                                  -----------

     Section 3.01  CLOSING.   The closing of the Merger (the "Closing") shall
                   -------
take place at the offices of Winthrop, Stimson, Putnam & Roberts, Stamford, Connecticut, at 10:00 a.m., New York City time, on the second business day immediately following the date on which the last of the conditions set forth in
Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     The Company represents and warrants to Parent as follows:

     Section 4.01  ORGANIZATION AND QUALIFICATION.  Except as set forth in
                   ------------------------------
Section 4.01 of the Company Disclosure Schedule (as defined in Section 7.06(ii)), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations or prospects of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

     Section 4.02  SUBSIDIARIES.  Section 4.02 of the Company Disclosure
                   ------------
Schedule sets forth a description as of the date hereof, of all material subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. As of the date hereof, the Company is an exempt holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.02 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

     Section 4.03   CAPITALIZATION. The authorized capital stock of the Company
                    --------------
consists of 20,000,000 shares of Company Common Stock. As of the close of business on June 11, 1999 there were issued and outstanding 10,625,886 shares of Company Common Stock. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.03 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

     Section 4.04   AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
                    -------------------------------------------------
COMPLIANCE. (a) Authority. The Company has all requisite corporate power and
----------      ---------
authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company subject to obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligations of the Company enforceable against it in accordance with their terms.

          (b)  Non-Contravention. Except as set forth in Section 4.04(b) of the
               -----------------
Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company or any of its subsidiaries (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the articles of organization, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any

Governmental Authority (as defined in Section 4.04(c)) applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.04(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (c)  Statutory Approvals. Except as described in Section 4.04(c) of
               -------------------
the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire, if any, as are necessary to avoid a violation of law.

          (d)  Compliance. Except as set forth in Section 4.04(d) or Section
               ----------
4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.05) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor (to the best of its knowledge) any of its joint ventures is in violation of or has been given notice of any purported violation of, any law, statute, order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)(ii)) of any Governmental Authority except for violations that, in the aggregate, are not reasonably expected to have a Material Adverse Effect. Except as set forth in Section 4.04(d) of the Company Disclosure Schedule or in Section
4.11 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and its subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Section 4.04(d) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

          (e) Except as set forth in Section 4.04(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar consensual contract or agreement that restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

     Section 4.05   REPORTS AND FINANCIAL STATEMENTS. The filings required to be
                    --------------------------------
made by the Company and its subsidiaries since September 30, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Federal Power Act, as amended (the "Power Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, exhibits and amendments appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since September 30, 1996 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True and complete copies of the articles of organization and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

     Section 4.06   ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
                    ------------------------------------
the Company SEC Reports filed prior to the date hereof or as set forth in
Section 4.06 of the Company Disclosure Schedule, since September 30, 1998, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has or could reasonably be expected to have, a Company Material Adverse Effect.

     Section 4.07   LITIGATION. Except as disclosed in the Company SEC Reports
                    ----------
filed prior to the date hereof or as set forth in Section 4.07, Section 4.09 or

Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (i) and (ii) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.08   REGISTRATION STATEMENT AND PROXY STATEMENT. None of the
                    ------------------------------------------
information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement, in definitive form (the "Proxy Statement"), relating to the Company Special Meeting (as defined below) shall, at the dates mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Registration Statement and the Proxy Statement, insofar as they relate to the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 4.09  TAX MATTERS. "Taxes," as used in this Agreement, means any
                   -----------
federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries, on the one hand, or Parent or any of its subsidiaries, on the other hand.

     Except as disclosed in Section 4.09 of the Company Disclosure Schedule:

          (a)  Filing of Timely Tax Returns. The Company and each of its
               ----------------------------
subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

          (b) Payment of Taxes. The Company and each of its subsidiaries have,
              ----------------
within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Reserves. The Company and its subsidiaries have established
              ------------
on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with GAAP.

          (d) Extensions of Time for Filing Tax Returns. Neither the Company nor
              -----------------------------------------
any of its subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

          (e) Waivers of Statute of Limitations. Neither the Company nor any of
              ---------------------------------
its subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

          (f) Expiration of Statute of Limitations. The federal and state income
              ------------------------------------
Tax Returns of the Company and each of its subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1994, and no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries that has not been resolved and paid in full except for those contested in good faith and for which adequate reserves have been established.

          (g) Audit, Administrative and Court Proceedings. No material audits or
              -------------------------------------------
other administrative proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries and no currently pending issue has been raised in writing by any Tax authority in connection with any Tax or Tax Return (other than those being contested in good faith and for which adequate reserves have been established).

          (h) Tax Rulings. Neither the Company nor any of its subsidiaries has
              -----------
received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (i) Availability of Tax Returns. The Company has provided or made
              ---------------------------
available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1993, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1993, (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since December 31, 1993 and (iv) any Tax Ruling received by the Company or any of its subsidiaries from any taxing authority since December 31, 1993.

          (j)  Tax Sharing Agreements. Neither the Company nor any of its
               ----------------------
subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

          (k)  Liability for Others. Neither the Company nor any of its
               --------------------
subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

          (l)  Code Section 481 Adjustments. Neither the Company nor any of its
               ----------------------------
subsidiaries is required to include in income any adjustment pursuant to Code
Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries for any tax year, and, to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method for any tax year for which the statute of limitations remains open.

          (m)  Indebtedness. No indebtedness of the Company or any of its
               ------------
subsidiaries is "corporate acquisition indebtedness" within the meaning of Code
Section 279(b).

          (n)  Intercompany Transactions. Neither the Company nor any of its
               -------------------------
subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

          (o)  Code Section 897. To the best knowledge of the Company, no
               ----------------
foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (p)  Code Section 355. Neither the Company nor any of its subsidiaries
               ----------------
has constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past 24 month period or in a distribution which could otherwise constitute part of a "plan" or a series of "related transactions" (within the meaning of Code Section 355(e)).

     Section 4.10   EMPLOYEE MATTERS; ERISA. (a) Each "employee benefit plan"
                    -----------------------
(as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, severance, change in control, deferred
                   -----
compensation, share option or other written agreement, plan, commitment or arrangement relating to employment or fringe benefits for employees, former employees, officers, trustees or directors of the Company or any of its subsidiaries effective as of the date hereof or providing benefits as of the date hereof to current employees, former employees, officers, trustees or directors of the Company or pursuant to which the Company or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "Company Employee Benefit Plans") is listed in Schedule 4.10(a) of the Company Disclosure Schedule, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each Company Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any adverse effect on, any such determination.

          (b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts or funding agreement, (ii) the most current summary descriptions and summary of material modifications of each Company Employee Benefit Plan subject to ERISA,
(iii) the three most recent Form 5500s and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

          (c)  Each Company Employee Benefit Plan subject to the requirements of
Section 601 of ERISA has been operated in material compliance therewith. The Company has not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with the Company within the meaning of Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to be a liability of the Company.

          (d) Except as set forth in Schedule 4.10(d) of the Company Disclosure Schedule, each Company Employee Benefit Plan covers only employees who are employed by the Company or a subsidiary (or former employees or beneficiaries with respect to service with the Company or a subsidiary).

          (e) Except as set forth in Schedule 4.10(e) of the Company Disclosure Schedule, neither the Company, any subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

          (f) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the

Company or any subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code except for instances of non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          (g) Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

          (h) Except as set forth in Schedule 4.10(h) of the Company Disclosure Schedule, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

          (i) Except as set forth in Section 4.10(i) of the Company Disclosure Schedule, full payment has been made of all material amounts which the Company or any affiliate thereof was required under the terms of Company Employee Benefit Plans to have paid as contributions to such plans on or prior to the Effective Time (excluding any amounts not yet due) and no Company Employee Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

          (j) Except as set forth in Schedule 4.10(j) of the Company Disclosure Schedule, no material amounts payable under any Company Employee Benefit Plan or other agreement, contract, or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code. Except as set forth in Schedule 4.10(j), the transactions contemplated by this Agreement will not result in accelerated vesting or accelerated payment of benefits under any Company Employee Benefit Plan.

          (k) Except as set forth in Section 4.10(k) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. The Company has delivered or otherwise made available to Parent true, correct and complete copies of the collective bargaining agreements listed in Section 4.10(k) of the Company Disclosure Schedule, together with all amendments, modifications or supplements thereto. Except as set forth in Schedule 4.10(k) of the Company Disclosure Schedule, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor practice charges or disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except for non-compliances which in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.11   ENVIRONMENTAL PROTECTION. Except as set forth in Section
                    ------------------------
4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

          (a)  Compliance. The Company and each of its subsidiaries are in
               ----------
compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) except where the failure to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written communication from any person or Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

          (b)  Environmental Permits. The Company and each of its subsidiaries
               ---------------------
has obtained or has applied for all permits, consents, licenses, variances, certificates, exemptions, orders, franchises, authorizations and approvals necessary under any Environmental Laws (collectively, the "Environmental Permits") for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)  Environmental Claims. There is no Environmental Claim (as defined
               --------------------
in Section 4.11(f)(i)) pending (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d)  Releases. Except for Releases of Hazardous Materials the
               --------
liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(f)(iv)) of any Hazardous Material (as defined in Section 4.11(f)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

          (e)  Predecessors. The Company has no knowledge of any Environmental
               ------------
Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (f)  As used in this Agreement:

               (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

               (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Section 4.12  REGULATION AS A UTILITY. Except as set forth in Section 4.12
                   -----------------------
of the Company Disclosure Schedule, neither the Company nor (in the case of clauses (ii), (iii) and (iv)) any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is (i) registered, or required to be registered, under the 1935 Act, (ii) subject to regulation as a "public utility" under the Federal Power Act, (iii) subject to regulation as a "natural-gas company" under the Natural Gas Act, or (iv) subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than Connecticut or by any foreign country.

     Section 4.13  VOTE REQUIRED. The approval of the Merger by two-thirds of
                   -------------
the votes entitled to be cast by all holders of Company Common Stock (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     Section 4.14  OPINION OF FINANCIAL ADVISOR. The Company has received the
                   ----------------------------
opinion of SG Barr Devlin to the effect that, as of June 14, 1999, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

     Section 4.15  OWNERSHIP OF PARENT COMMON STOCK. Except as set forth in
                   --------------------------------
Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Capital Stock.

     Section 4.16  TAKEOVER PROVISIONS; RIGHTS PLANS. (a)  The Company has taken
                   ---------------------------------
(and will take) all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from (i) the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Connecticut, including Sections 33-841 and 33-844 of the CBCA, and (ii) the provisions of
Section 1 of Article VII of the Restated Certificate of Incorporation of the Company.

             (b) The Company has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any person to exercise any Rights under the Rights Agreement, dated as of November 20, 1989, between the

Company and Mellon Bank, N.A., as Rights Agent, as amended (the "Company Rights Agreement") or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

             (c) No "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Plan) has occurred.

     Section 4.17  INSURANCE. Except as set forth in Section 4.17(a) of the
                   ---------
Company Disclosure Schedule, the Company and each of its subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by the Company and each of its subsidiaries during such time period. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its subsidiaries. The insurance policies of the Company and each of its subsidiaries are valid and enforceable policies in all material respects.

     Section 4.18  INTELLECTUAL PROPERTY. The Company and each of its
                   ---------------------
subsidiaries own or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights used in the operation of their business (collectively, the "Company Intellectual Property"). Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, all of the Company Intellectual Property owned by the Company or any of its subsidiaries is free and clear of any and all encumbrances, and neither the Company nor any of its subsidiaries has forfeited or otherwise relinquished any Company Intellectual Property which forfeiture or relinquishment could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, except as set forth in Section 4.18(b) of the Company Disclosure Schedule, the use of the Company Intellectual Property by the Company or any of its subsidiaries does not infringe upon, violate or constitute a misappropriation of any right, title or interest in any intellectual property right (including, without limitation, any trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design or copyright) of any other person, and neither the Company nor any of its subsidiaries has received written notice of any claim that any of the Company Intellectual Property is invalid or infringes the asserted rights of any other person, and, to the knowledge of the Company, the Company Intellectual Property owned by the Company has not been used or enforced or has failed to be used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any of such Company Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 4.19  YEAR 2000. The computer software, hardware and firmware
                   ---------
(including microprocessors) operated or used by the Company or any of its subsidiaries which is used in the conduct of their business (in both information technology and other applications) is, or by September 30, 1999 will be, capable of providing or being adapted (i) to allow the conduct of the business of the Company and its subsidiaries as currently conducted and (ii) to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software, hardware and firmware records, stores, processes and presents such calendar dates falling on or before December 31, 1999 ("Year 2000 Compliance") other than such interruptions in millennium functionality that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; provided, however, that the Company makes no representation or warranty with respect to Year 2000 Compliance of any supplier, third-party vendor or governmental body, agency or instrumentality. The Company reasonably believes as of the date hereof that the remaining cost of adaptations referred to in the foregoing sentence will not materially exceed the amounts reflected in the Form 10-Q filed by the Company for the quarter ended March 31, 1999.

     Section 4.20  COMMODITY DERIVATIVES AND CREDIT EXPOSURE MATTERS. Except as
                   -------------------------------------------------
set forth in Section 4.20 of the Company Disclosure Schedule, the Company and each of its subsidiaries do not in the aggregate have (quantified on a market-to-market basis and calculated with respect to physical and financial positions exposure): (a) natural gas forward price exposure exceeding $1 million, (b) on-system pipeline transportation (basis) exposure exceeding $1 million or (c) off-system pipeline transportation (basis) exposure exceeding $1 million.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                   ----------------------------------------

     Parent represents and warrants to the Company as follows:

     Section 5.01  ORGANIZATION AND QUALIFICATION. Except as set forth in
                   ------------------------------
Section 5.01 of Parent Disclosure Schedule, Parent and each of its subsidiaries is a Massachusetts business trust or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Parent and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect").

     Section 5.02  SUBSIDIARIES. Section 5.02 of Parent Disclosure Schedule sets
                   ------------
forth a description as of the date hereof of all material subsidiaries and joint ventures of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, Parent's interest therein, and a brief description of the principal line or lines of business conducted by each such entity. As of the date hereof, Parent is a registered holding company under the 1935 Act. Except as set forth in Section 5.02 of Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Parent subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Parent subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment; except for any of the foregoing that could not reasonably be expected to have a Parent Material Adverse Effect.

     Section 5.03  CAPITALIZATION. (a)  Except as set forth in Section 5.03 of
                   --------------
Parent Disclosure Schedule, the authorized capital stock of Parent consists of 225,000,000 shares of Parent Common Stock. As of the close of business on June 11, 1999, there were issued and outstanding 137,116,862 shares of Parent Common Stock. All of the issued and outstanding shares of the capital stock of Parent are, and will be, validly issued, fully paid, nonassessable and, except as set forth in the Declaration of Trust, free of preemptive rights. Except as set forth in Section 5.03 of Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating Parent to grant, extend or enter into any such agreement or commitment.

             (b) The authorized capital stock of Merger Sub, when formed, will consist of not less than 1,000 shares of common stock, no par value ("Merger Sub Common Stock"). Immediately prior to the Effective Time, all of the issued and outstanding shares of Merger Sub Common Stock will be owned by Parent.

     Section 5.04  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
                   --------------------------------------------------
COMPLIANCE. (a)  Authority. Parent has all requisite corporate power and
----------       ---------
authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

          (b)  Non-Contravention. Except as set forth in Section 5.04(b) of
               -----------------
Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Parent or any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining Parent Required Statutory Approvals (as defined in Section 5.04(c)) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.04(b) of Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i),
(ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

          (c)  Statutory Approvals. Except as described in Section 5.04(c) of
               -------------------
Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire, if any, as are necessary to avoid a violation of law.

          (d)  Compliance. Except as set forth in Section 5.04(d) or Section
               ----------
5.11 of Parent Disclosure Schedule, or as disclosed in Parent SEC Reports (as defined in Section 5.05) filed prior to the date hereof, neither Parent nor any of its subsidiaries nor (to the best of its knowledge) any of its joint ventures is in violation of, or has been given notice of any purported violation of, any law, statute, or order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that, in the aggregate, are not reasonably expected to have, a Parent Material Adverse Effect. Except as set forth in Section 5.04(d) of Parent Disclosure Schedule or in Section 5.11 of Parent Disclosure Schedule or as disclosed in Parent SEC Reports, Parent and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 5.04(d) of Parent Disclosure Schedule or as disclosed in Parent SEC Reports, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its articles of organization or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject; except for breaches, violations or defaults that, in the aggregate, are not reasonably expected to have, a Parent Material Adverse Effect.

     Section 5.05  REPORTS AND FINANCIAL STATEMENTS. The filings required to be
                   --------------------------------
made by Parent and its subsidiaries since January 1, 1996 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, exhibits and amendments appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or its predecessor with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended, "Parent SEC Reports"). As of their respective dates, Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. A true and complete copy of the Declaration of Trust, as in effect on the date hereof, has been made available to the Company.

     Section 5.06  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
                   ------------------------------------
Parent SEC Reports filed prior to the date hereof or as set forth in Section
5.06 of Parent Disclosure Schedule, since December 31, 1998, Parent and each of its subsidiaries have as of the date hereof conducted their businesses only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists, which has or could reasonably be expected to have, a Parent Material Adverse Effect.

     Section 5.07  LITIGATION. Except as disclosed in Parent SEC Reports filed
                   ----------
prior to the date hereof or as set forth in Section 5.07 of Parent Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting Parent or any of its subsidiaries, which would have a Parent Material Adverse Effect and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its subsidiaries, except for such that would not reasonably be expected to have a Parent Material Adverse Effect.

     Section 5.08  REGISTRATION STATEMENT AND PROXY STATEMENT. None of the
                   ------------------------------------------
information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement shall, at the dates mailed to the Company shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to Parent or any Parent subsidiary, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 5.09  REGULATION AS A UTILITY. Parent is a public utility holding
                   -----------------------
company registered under, and subject to the provisions, of, the 1935 Act.
Section 5.09 of the Parent Disclosure Schedule lists the subsidiaries of Parent that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the jurisdictions where each such subsidiary is subject to regulation as a public utility company or public service company. Except as set forth above and as set forth in Section 5.09 of the Parent Disclosure Schedule, neither the Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Parent is subject to regulation as a public utility or public service company (or similar designation) by the Federal government of the United States, any state in the United States or any political subdivision thereof, or any foreign country.

     Section 5.10  OWNERSHIP OF THE COMPANY COMMON STOCK. Except as set forth in
                   -------------------------------------
Section 5.10 of Parent Disclosure Schedule, Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

     Section 5.11  ENVIRONMENTAL PROTECTION. Except as would not, in the
                   ------------------------
aggregate, reasonably be expected to result in a Parent Material Adverse Effect, and except for matters disclosed in Parent SEC Reports, (i) Parent and its subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, and neither Parent nor any of its subsidiaries has received any written notice from any Governmental Authority that alleges that Parent or any of its subsidiaries is not in material compliance with applicable Environmental Laws or the terms and conditions of all such Environmental Permits, (ii) there are no Environmental Claims pending or threatened (A) against Parent or any of its subsidiaries, or
(B) against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law and (iii) there has been no Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its subsidiaries.

     Section 5.12  FINANCING. Parent has or will have available, prior to the
                   ---------
Effective Time, sufficient cash in immediately available funds to pay or to cause Merger Sub to pay all Cash Consideration required to be paid pursuant to
Article II hereof and to consummate the Merger and other transactions contemplated hereby.

                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER
                    --------------------------------------

     Section 6.01  COVENANTS OF THE PARTIES. After the date hereof and prior to
                   ------------------------
the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

             (a)  Ordinary Course of Business. Except as disclosed in Section
                  ---------------------------
6.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

             (b)  Dividends. The Company shall not, nor shall it permit any of
                  ---------
its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a direct or indirect subsidiary to the Company, (B) regular quarterly dividends on Company Common Stock that do not exceed the current regular dividends on Company Common Stock; provided that, the Company may increase the annualized amount of such dividends by up to $.04 per share at the Company's regular Board of Directors' meetings in each of June 1999 and June 2000; (ii) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or (B) intercompany acquisitions of capital stock. Prior to the Closing Date, each of the parties agrees to cooperate so as not to adversely affect the Company shareholders because of the timing of record, declaration or payment dates.

          (c)  Issuance of Securities. Except as set forth in Section 6.01(c) of
               ----------------------
the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) pursuant to outstanding stock options granted under Employee Benefit Plans, (ii) pursuant to the Company's dividend reinvestment plan as in effect on the date hereof, (iii) in the case of subsidiaries, for issuances of capital stock to the Company or another subsidiary, or (iv) as may be required by the Company Rights Agreement.

          (d)  Charter Documents; Other Actions.  Neither party shall, nor shall
               --------------------------------
any party permit any of its subsidiaries to, amend its respective articles of organization, by-laws or regulations, or similar organic documents or to take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Merger (except to the extent permitted by Section 6.02 and Article IX).

          (e)  Acquisitions. Except as disclosed in Section 6.01(e) of the
               ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than
(i) in the ordinary course of business, and (ii) acquisitions having an aggregate acquisition consideration payable by the Company of not more than $250,000.

          (f)  Capital Expenditures. Except (i) as set forth in Section 6.01(f)
               --------------------
of the Company Disclosure Schedule, (ii) as may be required by law, or (iii) as reasonably deemed necessary by the Company following a catastrophic event, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of 110% of the aggregate amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.01(f) of the Company Disclosure Schedule.

          (g)  No Dispositions. Except (i) as set forth in Section 6.01(g) of
               ---------------
the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, or otherwise dispose of, any of its respective assets, other than encumbrances or dispositions in the ordinary course of business consistent with past practice.

          (h)  Indebtedness. Except as set forth in Section 6.01(h) of the
               ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness for borrowed money (including any such debt guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person other than (i) short-term indebtedness and "keep well" or similar assurances for the benefit of customers, in each case in the ordinary course of business consistent with past practice; (ii) arrangements between the Company and its subsidiaries or among its subsidiaries; or (iii) in connection with the refunding of existing indebtedness at a lower cost of funds.

          (i)  Compensation, Benefits. Except as set forth in Section 6.01(i) of
               ----------------------
the Company Disclosure Schedule or as may be required by applicable law, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits in the ordinary course of business consistent with past practice that, with respect to employees who are not officers, in the aggregate, do not result in an increase in benefits or compensation expense to the Company or any of its subsidiaries in excess of five percent per year, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice.

          (j)  1935 Act. Except as set forth in Section 6.01(j) of the Company
               --------
Disclosure Schedule, and except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

          (k)  Accounting. Except as set forth in Section 6.01(k) of the Company
               ----------
Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l)  Tax-Free Status. No party shall, nor shall any party permit any
               ---------------
of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

          (m)  Cooperation, Notification. Each party shall, and shall cause its
               -------------------------
subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational and business matters; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or could reasonably be expected to result in, in the case of the Company, a Company Material Adverse Effect or, in the case of Parent, a Parent Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

          (n)  Third-Party Consents. The Company shall, and shall cause its
               --------------------
subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

          (o)  No Breach, Etc. No party shall, nor shall any party permit any of
               --------------
its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (p)  Discharge of Liabilities. The Company shall not pay, discharge or
               ------------------------
satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

          (q)  Contracts. Except as set forth in Section 6.01(q) of the Company
               ---------
Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, except in the ordinary course of business consistent with past practice, enter into, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims therein.

          (r)  Insurance. The Company shall, and shall cause its subsidiaries
               ---------
to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry.

          (s)  Permits. The Company shall, and shall cause its subsidiaries to,
               -------
use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate except for those permits the expiration or termination of which would not reasonably be expected to have a Company Material Adverse Effect.

          (t)  Takeover Laws. Neither party shall take any action that would
               -------------
cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, including Sections 33-841 and 33-844 of the CBCA.

          (u)  No Rights Triggered. The Company shall ensure that the entering
               -------------------
into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result, directly or indirectly, in the grant of any rights to any person under any material agreement (other than the agreements disclosed in Section 6.01(u) of the Company Disclosure Schedule) to which it or any of its subsidiaries is a party.

          (v)  Taxes. The Company shall not, and shall cause its subsidiaries
               -----
not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) except as set forth on Schedule 6.01(v), settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return and state Tax Returns for the taxable year ending December 31, 1997, except as may be required by a change in applicable law after the date hereof, or (D) file any material Tax Return other than in a manner consistent with its federal income Tax Return and state Tax Returns for the taxable year ending December 31, 1997.

          (w)  Conduct of Business of Merger Sub. Following the incorporation of
               ---------------------------------
Merger Sub as required by Section 1.06, prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Merger Sub to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

          (x)  Certain Mergers. Except with the mutual consent of the Board of
               ---------------
Directors of the Company and the Board of Trustees of the Parent, Parent shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or divisions thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.

          (y)  Rate Matters. Subject to applicable law and except for non-
               ------------
material filings in the ordinary course of business consistent with regulatory orders or past practice, the Company shall consult with Parent prior to implementing any changes in its or any of its subsidiaries' rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement and the Company shall, and shall cause each of its subsidiaries to, deliver to Parent a copy of each such filing or agreement at least three days prior to the filing or execution thereof so that Parent may comment thereon.

          (z)  Gas Transmission and Storage. Except as set forth in Section
               ----------------------------
6.01(z) of the Company Disclosure Schedule or in the ordinary course of business, neither the Company nor any of its subsidiaries shall commence construction of any additional gas transmission, gas delivery or gas storage capacity or obligate itself to purchase or otherwise acquire any additional transmission, delivery or storage facilities, or to sell or otherwise dispose of, or to share, any such facilities owned by it.

          (aa) Third Party Standstill Agreements. During the period from the
               ---------------------------------
date of this Agreement through the Effective Time, neither the Company nor any of its subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall take all steps necessary to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement; provided that nothing in this subsection (aa) shall be deemed to affect the Company's rights under Section 9.01(e) hereof.

     Section 6.02  COVENANT OF THE COMPANY; ALTERNATIVE PROPOSALS. From and
                   ----------------------------------------------
after the date hereof, the Company agrees (a) that it and its subsidiaries will not, and it will use its best efforts to cause its and its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) not to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (c) that it will immediately notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals, and that it shall keep Parent informed orally and in writing in reasonable detail of the status of any such inquiry, offer or proposal; provided however, that notwithstanding any other provision hereof, the Company may at any time prior to the time the Company shareholders shall have voted to approve this Agreement (i) engage in discussions or negotiations with a third party who, without solicitation in violation of the terms hereof, seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made an Alternative Proposal that, in the good faith judgment of the Company's Board of Directors (after consultation with its financial advisors), is likely to be more favorable to the Company's shareholders than the Merger, and has demonstrated that it will have adequate sources of financing to consummate such Alternative Proposal, and (y) the Company Board of Directors shall conclude in good faith, based upon the advice of outside counsel and such other matters as the Company Board of Directors deems relevant, that such actions are necessary for the Company Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof and (y) receives from such person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such third party than the terms contained in the Confidentiality Agreement (as defined in Section 7.01) except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal to the Board of Directors of the Company, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.01(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) or any proposal or offer to acquire in any manner, directly or indirectly (x) ten percent or more of the outstanding Company Common Stock, (y) any of the outstanding common stock of Yankee Gas Services Company, or 50% or more of the outstanding capital stock of any other significant subsidiary, or (z) all or a substantial portion of the assets of the Company and its subsidiaries taken as a whole. Nothing herein shall prohibit a disposition permitted by Section 6.01(g) hereof.

     Section 6.03  CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this
                   ---------------------------------
Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

     Section 7.01  ACCESS TO INFORMATION. Upon reasonable notice and during
                   ---------------------
normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, trustees, employees, agents and accountants of the other (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records to the extent that such party or any of its subsidiaries is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney-client privilege and does not unreasonably interfere with the business and operations of such party. During such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) access to each material report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality and Standstill Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality and Standstill Agreement, dated as of March 31, 1999, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

     Section 7.02  PROXY STATEMENT AND REGISTRATION STATEMENT. (a) Preparation
                   ------------------------------------------
and Filing. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Parent Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information, in the circumstances under which it is provided, not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement/ Registration Statement.

          (b)  Letter of the Company's Accountant. Following receipt by Arthur
               ----------------------------------
Andersen, LLP, the Company's independent auditor, of an appropriate request from the Company pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP dated a date within two business days before the date of the Proxy/Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Proxy/Registration Statement.

          (c)  Letter of Parent's Accountant. Following receipt by Arthur
               -----------------------------
Anderson, LLP, Parent's independent auditor, of an appropriate request from Parent pursuant to SAS No. 72, Parent shall use best efforts to cause to be delivered to the Company a letter of Arthur Anderson, LLP, dated a date within two business days before the date of the Proxy/Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Proxy/Registration Statement.

     Section 7.03  REGULATORY MATTERS. Each party hereto shall cooperate and use
                   ------------------
its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date, as such date may be extended pursuant to
Section 9.01(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and Parent Required Statutory Approvals.

     Section 7.04  SHAREHOLDER APPROVAL.(a) The Company Shareholders. The
                   --------------------     ------------------------
Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

     Section 7.05  DIRECTORS' AND OFFICERS' INDEMNIFICATION.(a) Indemnification.
                   ----------------------------------------     ---------------
To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred and (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 33-756, 33-757 and 33-765 of the CBCA, and the articles of organization or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

          (b)  Insurance. For a period of six years after the Effective Time,
               ---------
Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided, however, that Parent shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Trustees of Parent, for a cost not exceeding such amount.

          (c)  Successors. In the event Parent or any of its successors or
               ----------
assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.05.

          (d)  Survival of Indemnification. To the fullest extent permitted by
               ---------------------------
law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of organization and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e)  Benefit. The provisions of this Section 7.05 are intended to be
               -------
for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 7.06  DISCLOSURE SCHEDULES. On the date hereof, (i) Parent has
                   --------------------
delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by an executive officer of Parent stating that the Parent Disclosure Schedule is being delivered pursuant to this Section 7.06(i), and (ii) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by an executive officer of the Company stating that the Company Disclosure Schedule is being delivered pursuant to this Section 7.06(ii). The Company Disclosure Schedule and Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

     Section 7.07  PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure
                   --------------------
obligations imposed by law or the rules of any applicable securities exchange or Governmental Authority, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

     Section 7.08  RULE 145 AFFILIATES. Within 30 days after the date of this
                   -------------------
Agreement, the Company shall identify in a letter to Parent all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of the Company, as such term is used in Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.08 (each, an "Affiliate Agreement").

     Section 7.09  CERTAIN EMPLOYEE AGREEMENTS AND ARRANGEMENTS. Subject to
                   --------------------------------------------
Section 7.10, Parent and the Surviving Corporation and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the Company, or its subsidiaries, prior to the date hereof which apply to any current or former employee or current or former director of the Company, or its subsidiaries; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. Any workforce reductions affecting employees of the Company carried out within the twelve-month period following the Effective Time by Parent or the Surviving Corporation or their respective subsidiaries shall be done in accordance with (i) the provisions of this agreement, (ii) the recommendations of the Transition Steering Team to be established pursuant to
Section 7.16 hereof, and (iii) all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

     Section 7.10  EMPLOYEE BENEFIT PLANS. (a) For a period of twelve months
                   ----------------------
immediately following the Closing Date, the compensation, benefits and coverage provided to those non-union individuals who are employees of the Company, or its subsidiaries, and who continue to be employees of the Surviving Corporation, Parent or their respective subsidiaries (the "Nonunion Continuing Company Employees") pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation, or their respective subsidiaries shall be not less favorable in the aggregate (as determined by Parent, the Surviving Corporation, or their respective subsidiaries using reasonable assumptions and benefit valuation methods) than those provided to each such employee immediately prior to the Closing Date. In addition to the foregoing, Parent shall, or shall cause the Surviving Corporation, or their respective subsidiaries, to pay any Nonunion Continuing Company Employee whose employment is terminated by Parent, the Surviving Corporation, or their respective subsidiaries, within twelve months of the Closing Date a severance benefit package equivalent to the severance benefit package that would be provided under the Company's Severance Pay Plan, effective November 1, 1991, as in effect on the date hereof.

          (b) Parent shall, or shall cause the Surviving Corporation to, give the Nonunion Continuing Company Employee full credit for purposes of eligibility, vesting, benefit accrual (including, without limitation benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or the Surviving Corporation in effect as of the Closing Date for such Nonunion Continuing Company Employees' service with the Company or any subsidiary of the Company (or any prior employer) to the same extent recognized by the Company or such subsidiary immediately prior to the Closing Date. With respect to any employee benefit plan or arrangement established by Parent or the Surviving Corporation after the Closing Date (the "Post Closing Plans"), service shall be credited in accordance with the terms of such Post Closing Plans.

          (c) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Nonunion Continuing Company Employees under any welfare benefit plan established to replace any Company welfare benefit plans in which such Nonunion Continuing Company Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Nonunion Continuing Company Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Nonunion Continuing Company Employees immediately prior to the Closing Date and (ii) provide each Nonunion Continuing Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Nonunion Continuing Company Employees are eligible to participate in after the Closing Date.

     Section 7.11  COMPANY STOCK PLANS. With respect to each Plan that provides
                   -------------------
for benefits in the form of Company Common Stock ("Company Stock Plans"), the Company and Parent shall take all corporate action necessary or appropriate to
(i) provide for the issuance or purchase in the open market of Parent Common Stock rather than Company Common Stock, pursuant thereto, and otherwise to amend such Company Stock Plans to reflect this Agreement and the Merger, (ii) obtain shareholder approval with respect to such Company Stock Plans to the extent such approval is required for purposes of the Code or other applicable law, or to enable such Company Stock Plans to comply with Rule 16b-3 promulgated under the Exchange Act, (iii) reserve for issuance under such Company Stock Plans or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Company Stock Plans and (iv) as soon as practicable after the Effective Time, file registration statements on Form S-8 or amendments on such forms to the Form S-4 Registration Statement, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Company Stock Plans to the extent such registration statement is required under applicable law, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Company Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     Section 7.12  EXPENSES. All costs and expenses incurred in connection with
                   --------
this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

     Section 7.13  FURTHER ASSURANCES. Each party will, and will cause its
                   ------------------
subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

     Section 7.14  EMPLOYMENT CONTRACTS. Parent and Mr. Gooley have entered into
                   --------------------
an employment agreement of even date herewith, and Parent shall, prior to the Closing Date, offer to enter into binding employment arrangements having the principal terms set forth in Section 7.14 of the Parent Disclosure Schedule with the persons identified thereon and on the Closing Date shall enter into such arrangements with those persons who have accepted such offers.

     Section 7.15   TRANSITION STEERING TEAM.  As soon as reasonably practicable
                    ------------------------
after the date hereof, Parent and the Company shall create a special transition steering team, with representation from Parent and the Company, that will develop recommendations concerning the future structure and operations of the Company after the Effective Time, subject to applicable law. The transition steering team will be jointly chaired by the Chief Executive Officers of Parent and the Company and the members of the transition steering team shall be appointed by the co-chairmen. The functions of the transition steering team shall include (i) to direct the exchange of information and documents between the parties and their Subsidiaries as contemplated by Section 7.01 and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.

     Section 7.16   CONVEYANCE TAXES. The Company and Parent shall cooperate in
                    ----------------
the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfers or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees, or any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay, without deduction or withholding (except where such deduction or withholding is required by applicable law) from any amounts payable to the holders of any Company Common Stock, any such Taxes which become payable in connection with the transactions contemplated by this Agreement, on behalf of the stockholders of the Company.

                                 ARTICLE VIII

                                  CONDITIONS
                                  ----------

     Section 8.01   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.
                    ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a)  Shareholder Approval.  The Company Shareholders' Approval shall
               --------------------
have been obtained.

          (b)  HSR Act.  Any waiting period (and any extension thereof)
               -------
applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended, shall have expired or been terminated.

          (c)  No Injunction.  No temporary restraining order or preliminary or
               -------------
permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (d)  Registration Statement.  The Registration Statement shall have
               ----------------------
become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (e)  Listing of Shares.  The shares of Parent Common Stock issuable in
               -----------------
the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (f)  Statutory Approvals.  The Company Required Statutory Approvals
               -------------------
and Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

     Section 8.02   CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The
                    -------------------------------------------------------
obligation of Parent to effect the Merger shall be further subject to the satisfaction (or waiver by Parent), on or prior to the Closing Date, of each of the following conditions:

          (a)  Performance of Obligations of the Company. The Company shall have
               -----------------------------------------
performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by the Company at or prior to the Closing.

          (b)  Representations and Warranties. The representations and
               ------------------------------
warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

          (c)  Closing Certificates. Parent shall have received a certificate
               --------------------
signed by the Chief Executive Officer or Chief Financial Officer of the Company, dated the

Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

          (d)  No Company Material Adverse Effect. No Company Material Adverse
               ----------------------------------
Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 8.02(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which could reasonably be expected to have a Company Material Adverse Effect.

          (e)  Company Required Consents. The Company Required Consents the
               -------------------------
failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect shall have been obtained.

          (f)  Affiliate Agreements. Parent shall have received Affiliate
               --------------------
Agreements, duly executed by each "affiliate" of the Company, substantially in the form of Exhibit 7.08, as provided in Section 7.08.

          (g)  Tax Opinion. Prior to the mailing of the Proxy Statement (and to
               -----------
be reconfirmed at the Closing Date), Parent shall have received an opinion from LeBoeuf, Lamb, Greene & MacRae, L.L.P. to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, LeBoeuf, Lamb, Greene & MacRae, L.L.P. may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

     Section 8.03   CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
                    -----------------------------------------------------
MERGER. The obligation of the Company to effect the Merger shall be further
------
subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of each of the following conditions:

          (a)  Performance of Obligations of Parent. Parent shall have performed
               ------------------------------------
in all material respects each of its agreements and covenants required by this Agreement to be so performed by Parent at or prior to the Closing.

          (b)  Representations and Warranties. The representations and
               ------------------------------
warranties of Parent set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

          (c)  Closing Certificates. The Company shall have received a
               --------------------
certificate signed by the chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

          (d)  No Parent Material Adverse Effect. No Parent Material Adverse
               ---------------------------------
Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 8.03(d) of the Parent Disclosure Schedule or the Parent SEC Reports filed prior to the date hereof which could reasonably be expected to have a Parent Material Adverse Effect.

          (e)  Parent Required Consents. Parent Required Consents the failure of
               ------------------------
which to obtain would reasonably be expected to have a Parent Material Adverse Effect shall have been obtained.

          (f)  Tax Opinion. Prior to the mailing of the Proxy Statement (and to
               -----------
be reconfirmed at the Closing Date), the Company shall have received an opinion from Winthrop, Stimson, Putnam & Roberts to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Winthrop, Stimson, Putnam & Roberts may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     Section 9.01   TERMINATION. This Agreement may be terminated, and the
                    -----------
Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Board of Directors of the Company and Board of Trustees of Parent;

          (b) by Parent or the Company hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date which is ten months from the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.01(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 15th-month anniversary of the date hereof (the "Extended Termination Date");

          (c) by Parent or the Company, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof;

          (d) by Parent or the Company, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed);

          (e) by the Company upon ten (10) days' prior written notice to Parent if the Board of Directors of the Company determines in good faith, that termination of this Agreement is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties to shareholders under applicable law by reason of an Alternative Proposal meeting the requirements of Section 6.02 having been made; provided that

                    (A) the Board of Directors of the Company shall determine based on advice of outside counsel with respect to the Board of Directors' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to clause (B) below, it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Alternative Proposal;

                    (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, give Parent a reasonable opportunity during such ten-day period following receipt by Parent of such written notice to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger or other transactions contemplated hereby on such adjusted terms and negotiate in good faith with Parent with respect to any such adjustments; and

                    (C) the Company's ability to terminate this Agreement pursuant to Section 9.01(e) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 9.03(b).

          (f) by the Company, by written notice to Parent, if (i) there exist material breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) there shall have been a material breach of any agreement or covenant of Parent hereunder, and such breach shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

          (g) by Parent, by written notice to the Company, if (i) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) there shall have been a material breach of any agreement or covenant of the Company hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of the Company (A) shall withdraw or modify in any manner materially adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein, (B) shall approve or recommend an Alternative Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B).

     Section 9.02   EFFECT OF TERMINATION. In the event of a valid termination
                    ---------------------
of this Agreement by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of either the Company or Parent or their respective officers, trustees or directors hereunder, except that Section 7.12, Section 9.03, the agreement contained in the last sentence of Section 7.01, Section 10.08 and
Section 10.09 shall survive the termination.

     Section 9.03   TERMINATION FEE; EXPENSES. (a) Payment of Expenses Following
                    -------------------------      -----------------------------
Termination Pursuant to 9.01(f) and (g). If this Agreement is terminated
---------------------------------------
pursuant to Section 9.01(g)(i) or (ii), then the Company shall promptly (but not later than five business days after receiving notice of termination) pay to Parent in cash an amount equal to all documented out-of-pocket expenses and fees incurred by Parent (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this Agreement) not in excess of $5 million. If this Agreement is terminated pursuant to Section 9.01(f), then Parent shall promptly (but not later than five business days after receiving notice of termination) pay to the Company in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the Company (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this Agreement) not in excess of $5 million.

          (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.01(e) or by Parent pursuant to Section 9.01(g)(iii) or
(ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) Parent pursuant to
Section 9.01(c) or (B) by the Company pursuant to Section 9.01(b), then the Company shall promptly (but in no event later than the date of such termination) pay to Parent, by wire transfer of same day funds, a termination fee of $19 million plus an amount equal to all documented out-of-pocket expenses and fees incurred by Parent arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $5 million in the aggregate; provided, however, that if this Agreement is terminated pursuant to the provisions of clause (ii) above, then no payment of a termination fee or expenses by the Company to Parent shall be required unless and until a definitive agreement with respect to the applicable Alternative Proposal is executed within two years after such termination and, in such event, a termination fee and expenses shall be payable within five (5) business days after the execution of such definitive agreement.

          (c) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b) or by mutual written consent of the Company and Parent pursuant to 9.01(a), and, on the date of such termination, there are no remaining conditions (unsatisfied or not waived) to the obligations of either party to effect the Merger except for the receipt by Parent of any Parent Required Statutory Approval under the 1935 Act as required by, and in accordance with the terms of, Section 8.01(f), then Parent shall pay to the Company, by wire transfer of same day funds within five (5) business days after such termination, a termination fee of $10.625 million.

          (d)  Nature of Fees.  The parties agree that the agreements contained
               --------------
in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee or expenses pursuant to Sections 9.03(a), 9.03(b) or 9.03(c), the right to receive such termination fee or expenses shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this Section 9.03, in addition to any amounts paid or payable pursuant to Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     Section 9.04   AMENDMENT. This Agreement may be amended by the Boards of
                    ---------
Directors and Trustees of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approval only to the extent permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.05   WAIVER. At any time prior to the Effective Time, the Parent
                    ------
or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

     Section 10.01  NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. All
                    ------------------------------------------------------
representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.01, in Articles I and II and in Sections 7.05, 7.09, 7.10, 7.11, 10.07, 10.08 and 10.09.

     Section 10.02  BROKERS. The Company represents and warrants that, except
                    -------
for SG Barr Devlin whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for Credit Suisse First Boston, ,whose fees have been disclosed to the Company prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 10.03  NOTICES. All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to the Company, to:

          Yankee Energy System, Inc.
          599 Research Parkway
          Meriden, Connecticut 06604-4918
          Attention: Mary J. Healey, Esq.

          Telephone: (203) 639-4405
          Telecopy:  (203) 639-4185
          with a copy to:

          Winthrop, Stimson, Putnam & Roberts
          One Battery Park Plaza
          New York, New York  10004-1490
          Attention: David P. Falck, Esq.

          Telephone: (212) 858-1000
          Telecopy:  (212) 858-1500

          (b)  If to Parent, to:


          Northeast Utilities Service Company
          107 Selden Street
          Berlin, Connecticut 06037
          Attention: John H. Forsgren

          Telephone: (860) 665-5000
          Telecopy:  (860) 665-3718

          with a copy to:

          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          125 West 55th Street
          New York, New York 10019
          Attention: Steven H. Davis, Esq.

          Telephone: (212) 424-8000
          Telecopy:  (212) 424-8500


     Section 10.04  MISCELLANEOUS. This Agreement (including the documents and
                    -------------
instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

     Section 10.05  INTERPRETATION. When a reference is made in this Agreement
                    --------------
to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 10.06  COUNTERPARTS; EFFECT. This Agreement may be executed in one
                    --------------------
or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.07  PARTIES IN INTEREST. This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto, and, except for Article II and for rights of Indemnified Parties as set forth in Section 7.05, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.08  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO
                    --------------------
THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 10.09  ENFORCEMENT. The parties agree that irreparable damage would
                    -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Connecticut or in Connecticut state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Connecticut or any Connecticut state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Connecticut.

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                   YANKEE ENERGY SYSTEM, INC.

                                   By:

                                       /s/ Charles E. Gooley
                                   _______________________________
                                    Name:  Charles E. Gooley
                                    Title: President and Chief Executive Officer



                                   NORTHEAST UTILITIES

                                   By:

                                       /s/ Michael G. Morris
                                   _______________________________
                                    Name:  Michael G. Morris
                                    Title: Chairman, President and
                                           Chief Executive Officer

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